CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference on Amendment No. 2 to Form S-3 of Energy Services of America Corporation of our report dated December 20, 2010, with respect to the consolidated financial statements of Energy Services of America Corporation, which report appears in the Annual Report on Form 10-K of Energy Services of America Corporation for the year ended September 30, 2010, and to the reference to us under the caption “Experts” in the related prospectus which is part of Amendment No. 2 to this registration statement.

/s/ Arnett & Foster, P.L.L.C.

Charleston, West Virginia
April 8, 2011